Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports First Quarter 2018 Results

•	Revenues were $1.87 billion

•	Operating margin was 10.2%

•	Diluted earnings per share was $3.48

•	Cash from operations was $120 million and free cash flow[1] was $47 million

NEWPORT NEWS, Va. (May 3, 2018) - Huntington Ingalls Industries (NYSE:HII) reported first quarter 2018 revenues of $1.87 billion, up 8.7 percent from the first quarter of 2017. The increase was driven primarily by higher volume at HII’s Newport News and Ingalls shipbuilding divisions.
Operating income in the quarter was $191 million and operating margin was 10.2 percent, compared to $168 million and 9.7 percent, respectively, in the first quarter of 2017. The increases in operating income and operating margin were mainly the result of a higher Operating FAS/CAS Adjustment compared to the prior year.
Diluted earnings per share in the quarter was $3.48, compared to $2.56 in the same period of 2017. The increase was predominantly due to higher operating income and the non-operating portion of retirement benefit expense.
First quarter cash from operations was $120 million and free cash flow1 was $47 million, compared to $98 million and $40 million, respectively, in the first quarter of 2017.
New contract awards in the quarter were approximately $2.6 billion, primarily driven by an award for the detail design and construction of the amphibious transport dock LPD 29, bringing total backlog to approximately $22 billion as of March 31.
“The first quarter was highlighted by revenue growth in all three business segments,” said Mike Petters, HII’s president and CEO. “With the Navy’s commitment to achieve its goal of 355 ships and Congress providing the necessary funding, HII stands ready to support construction of a larger fleet.”

1Non-GAAP measure. See Exhibit B for definition and reconciliation.

Results of Operations

	Three Months Ended
	March 31
(in millions, except per share amounts)	2018	2017	$ Change	% Change
Sales and service revenues	$1,874	$1,724	$150	8.7%
Operating income (loss)	191	168	23	13.7%
Operating margin %	10.2%	9.7%		45 bps
Segment operating income (loss)[1]	117	120	(3)	(2.5)%
Segment operating margin %[1]	6.2%	7.0%		(72) bps
Net earnings (loss)	156	119	37	31.1%
Diluted earnings (loss) per share	$3.48	$2.56	$0.92	35.9%

Weighted-average diluted shares outstanding	44.8	46.4
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2018	2017	$ Change	% Change
Revenues	$585	$550	$35	6.4%
Segment operating income (loss)[1]	64	66	(2)	(3.0)%
Segment operating margin %[1]	10.9%	12.0%		(106) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the first quarter were $585 million, an increase of $35 million, or 6.4 percent, from the same period in 2017, due to increased revenues in amphibious assault ships, partially offset by decreased revenues in the Legend-class National Security Cutter (NSC) program. Higher amphibious assault ship revenues were the result of increased volumes on LPD 29 (unnamed), Fort Lauderdale (LPD 28) and Bougainville (LHA 8), partially offset by decreased volume on the delivered USS Portland (LPD 27). Lower NSC program revenues were primarily the result of decreased volume on Kimball (NSC 7), partially offset by increased volume on Stone (NSC 9) in the quarter.
Ingalls Shipbuilding segment operating income for the first quarter was $64 million, a decrease of $2 million from the same period last year. Segment operating margin in the quarter was 10.9 percent, compared to 12.0 percent in the same period last year. These decreases were primarily due to lower risk retirement on the NSC program, partially offset by higher risk retirement on the San Antonio-class (LPD 17) program.
Key Ingalls Shipbuilding milestones for the quarter:

•	Awarded $1.4 billion contract for LPD 29 construction

•	Awarded $94 million advanced procurement contract for a 10th National Security Cutter

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2018	2017	$ Change	% Change
Revenues	$1,082	$971	$111	11.4%
Segment operating income (loss)[1]	51	72	(21)	(29.2)%
Segment operating margin %[1]	4.7%	7.4%		(270) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the first quarter were $1.1 billion, an increase of $111 million, or 11.4 percent, from the same period in 2017, mainly due to higher revenues in aircraft carriers and naval nuclear support services. Higher aircraft carrier revenues were primarily the result of increased volumes on the execution contract for the refueling and complex overhaul (RCOH) of USS George Washington (CVN 73), the construction contract for John F. Kennedy (CVN 79) and the advance planning contract for Enterprise (CVN 80), partially offset by decreased volumes on the execution contract for the RCOH of the redelivered USS Abraham Lincoln (CVN 72), the construction contract for the delivered USS Gerald R. Ford (CVN 78) and the inactivation of the decommissioned aircraft carrier USS Enterprise (CVN 65). The increase in naval nuclear support services revenues was primarily the result of higher volumes in submarine support and facility maintenance services, partially offset by lower aircraft carrier support volume.
Newport News Shipbuilding segment operating income for the first quarter was $51 million, a decrease of $21 million from the same period last year. Segment operating margin was 4.7 percent for the quarter, compared to 7.4 percent in the same period last year. These decreases were primarily due to one-time bonus payments in 2018 related to recently enacted federal tax reform, as well as year-to-year variances in contract mix.
Key Newport News Shipbuilding milestones for the quarter:

•	Installed a 400-metric ton fixture in the Joint Manufacturing Assembly Facility to revolutionize submarine construction and drive efficiencies in the Virginia- and Columbia-class submarine programs

•	Achieved approximately 75% structural completion on the aircraft carrier John F. Kennedy (CVN 79)

Technical Solutions

	Three Months Ended
	March 31
($ in millions)	2018	2017	$ Change	% Change
Revenues	$233	$225	$8	3.6%
Segment operating income (loss)[1]	2	(18)	$20	111.1%
Segment operating margin %[1]	0.9%	(8.0)%		886 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the first quarter were $233 million, an increase of $8 million, or 3.6 percent, from the same period in 2017, primarily due to higher revenues in oil and gas and fleet support services, partially offset by lower nuclear and environmental and integrated mission solutions revenues.

Technical Solutions segment operating income for the first quarter was $2 million, compared to an operating loss of $18 million in the first quarter of 2017. The increase was primarily a result of the establishment of an allowance for

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

accounts receivable on a nuclear and environmental commercial contract in 2017, partially offset by one-time bonus payments in 2018 related to recently enacted federal tax reform.
Key Technical Solutions milestones for the quarter:

•
Received a notice to proceed from the Department of Energy to transition the Los Alamos Legacy Cleanup Contract to N3B, a joint venture led by SN3, part of HII’s Technical Solutions division, with partner BWXT Technical Services Group, Inc.

•
Australia’s Department of Defence awarded a contract to Naval Shipbuilding Institute (NSI), a joint venture between HII’s Technical Solutions division and Kellogg Brown and Root’s (KBR) Government Services division, to establish and manage Australia’s new Naval Shipbuilding College.

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear and Environmental, and Oil and Gas operations. Headquartered in Newport News, Virginia, HII employs nearly 39,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, May 10 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 6589087.

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31
(in millions, except per share amounts)	2018	2017
Sales and service revenues
Product sales	$1,370	$1,300
Service revenues	504	424
Sales and service revenues	1,874	1,724
Cost of sales and service revenues
Cost of product sales	1,063	1,027
Cost of service revenues	432	353
Income (loss) from operating investments, net	2	2
Other income and gains	2	—
General and administrative expenses	192	178
Operating income (loss)	191	168
Other income (expense)
Interest expense	(15)	(18)
Non-operating retirement expense	18	(4)
Other, net	1	1
Earnings (loss) before income taxes	195	147
Federal and foreign income taxes	39	28
Net earnings (loss)	$156	$119

Basic earnings (loss) per share	$3.48	$2.57
Weighted-average common shares outstanding	44.8	46.3

Diluted earnings (loss) per share	$3.48	$2.56
Weighted-average diluted shares outstanding	44.8	46.4

Dividends declared per share	$0.72	$0.60

Net earnings (loss) from above	$156	$119
Other comprehensive income (loss)
Change in unamortized benefit plan costs	20	22
Other	—	4
Tax benefit (expense) for items of other comprehensive income	(5)	(10)
Other comprehensive income (loss), net of tax	15	16
Comprehensive income (loss)	$171	$135

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	March 31 2018	December 31 2017
Assets
Current Assets
Cash and cash equivalents	$528	$701
Accounts receivable, net of allowance for doubtful accounts of $13 million as of each of 2018 and 2017	343	429
Contract assets	1,064	759
Inventoried costs, net	188	183
Prepaid expenses and other current assets	87	123
Total current assets	2,210	2,195
Property, plant, and equipment, net of accumulated depreciation of $1,806 million as of 2018 and $1,770 million as of 2017	2,219	2,215
Goodwill	1,217	1,217
Other intangible assets, net of accumulated amortization of $537 million as of 2018 and $528 million as of 2017	499	508
Deferred tax assets	102	114
Miscellaneous other assets	129	125
Total assets	$6,376	$6,374
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$344	$375
Accrued employees’ compensation	244	245
Current portion of postretirement plan liabilities	139	139
Current portion of workers’ compensation liabilities	252	250
Contract liabilities	190	146
Other current liabilities	294	236
Total current liabilities	1,463	1,391
Long-term debt	1,280	1,279
Pension plan liabilities	887	922
Other postretirement plan liabilities	414	414
Workers’ compensation liabilities	512	509
Other long-term liabilities	102	101
Total liabilities	4,658	4,616
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.1 million shares issued and 44.6 million shares outstanding as of March 31, 2018, and 53.0 million shares issued and 45.1 million shares outstanding as of December 31, 2017	1	1
Additional paid-in capital	1,924	1,942
Retained earnings (deficit)	2,029	1,687
Treasury stock	(1,138)	(972)
Accumulated other comprehensive income (loss)	(1,098)	(900)
Total stockholders’ equity	1,718	1,758
Total liabilities and stockholders’ equity	$6,376	$6,374

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31
($ in millions)	2018	2017
Operating Activities
Net earnings (loss)	$156	$119
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	41	41
Amortization of purchased intangibles	9	11
Amortization of debt issuance costs	1	2
Provision for doubtful accounts	—	29
Stock-based compensation	7	6
Deferred income taxes	5	12
Change in
Contract balances	(169)	(121)
Inventoried costs	(5)	(20)
Prepaid expenses and other assets	38	11
Accounts payable and accruals	56	22
Retiree benefits	(20)	(14)
Other non-cash transactions, net	1	—
Net cash provided by (used in) operating activities	120	98
Investing Activities
Capital expenditures
Capital expenditure additions	(75)	(58)
Grant proceeds for capital expenditures	2	—
Proceeds from disposition of assets	3	—
Net cash provided by (used in) investing activities	(70)	(58)
Financing Activities
Dividends paid	(32)	(28)
Repurchases of common stock	(166)	(68)
Employee taxes on certain share-based payment arrangements	(25)	(56)
Net cash provided by (used in) financing activities	(223)	(152)
Change in cash and cash equivalents	(173)	(112)
Cash and cash equivalents, beginning of period	701	720
Cash and cash equivalents, end of period	$528	$608
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$1	$4
Cash paid for interest	$1	$1
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$4	$5

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income (loss),” “segment operating margin,” and “free cash flow.”
We internally manage our operations by reference to “segment operating income (loss)” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income (loss) and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income (loss) and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income (loss) and segment operating margin may not be comparable to similarly titled measures of other companies.
Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.
Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.
Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.
Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures, net of related grant proceeds.
FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses for these items included in segment operating income in accordance with U.S. Cost Accounting Standards (CAS).
Operating FAS/CAS Adjustment is defined as the FAS/CAS Adjustment less the following components of net periodic benefit costs: interest cost, expected return on plan assets, amortization of prior service cost (credit) and actuarial loss (gain), and settlement and curtailment effects.
Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.
We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income (Loss) and Segment Operating Margin

	Three Months Ended
	March 31
($ in millions)	2018	2017
Ingalls revenues	$585	$550
Newport News revenues	1,082	971
Technical Solutions revenues	233	225
Intersegment eliminations	(26)	(22)
Sales and Service Revenues	1,874	1,724
Segment Operating Income (Loss)
Ingalls	64	66
As a percentage of Ingalls revenues	10.9%	12.0%
Newport News	51	72
As a percentage of Newport News revenues	4.7%	7.4%
Technical Solutions	2	(18)
As a percentage of Technical Solutions revenues	0.9%	(8.0)%
Segment Operating Income (Loss)	117	120
As a percentage of sales and service revenues	6.2%	7.0%
Non-segment factors affecting operating income (loss):
Operating FAS/CAS Adjustment	72	53
Non-current state income taxes	2	(5)
Operating Income	191	168
Interest expense	(15)	(18)
Non-operating retirement expense	18	(4)
Other, net	1	1
Federal and foreign income taxes	(39)	(28)
Net Earnings	$156	$119

Reconciliation of Free Cash Flow

	Three Months Ended March 31

($ in millions)	2018	2017
Net cash provided by (used in) operating activities	120	98
Less capital expenditures:
Capital expenditure additions	(75)	(58)
Grant proceeds for capital expenditures	2	—
Free cash flow	47	40

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com